EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

2Q2007 RESULTS

$66.7 Million Total Product Revenue : 26% Increase Over 2006

Net Income $10.2 Million : 48% Increase Over 2006

EPS $0.21 : 50% Increase Over 2006

Balsalazide Tablet New Drug Application Submitted

XIFAXAN® IBS Trial Completed : Top Line Results Expected During 3Q2007

Granulated Mesalamine Top-Line Results and NDA Submission Expected

During 4Q2007

OSMOPREP™ and MOVIPREP® Achieve Record Highs in Monthly

Prescriptions

RALEIGH, NC, August 2, 2007 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the second quarter ended June 30, 2007.

Total product revenue increased 26%, year-over-year to $66.7 million for the second quarter of 2007, compared to $52.9 million for the second quarter of 2006. Total product revenue for the first six months of 2007 was $126.5 million, a year-over-year increase of 34%. XIFAXAN® revenue for the second quarter of 2007 was $15.8 million, a 52% increase compared to the second quarter of 2006. XIFAXAN revenue for the first half of 2007 increased 84% compared to the first half of 2006. MOVIPREP®, OSMOPREP™ and VISICOL®, which comprise our bowel cleansing product line, generated revenue of $11.4 million for the second quarter of 2007, compared to $17.5 million for the second quarter of 2006. Bowel cleansing revenue for 2Q06 reflected OSMOPREP initial launch stocking during the period of approximately $10.0 million. Our bowel cleansing product line contributed $22.4 million in product revenue for the first half of 2007 compared to $27.4 million for the first six months of 2006. Revenue from these three products, contributed 17% and 18% of 2Q07 and 1H07, respectively, of total product revenue. COLAZAL® generated revenue of $31.2 million for the second quarter of 2007 compared to $23.2 million for the second quarter of 2006. COLAZAL generated revenue of $61.3 million for the first six months of 2007 compared to $46.1 million for the first six months of 2006. Our “other products” category generated revenue of $8.3 million and $11.6 million for the second quarter and first half of 2007, respectively; compared to $1.7 million and $4.3 million for the corresponding periods of 2006. The year-over-year increases of 397% and 172% in “other products” revenue for the second quarter and first half of 2007 reflected the contribution of PEPCID® OS.

Total cost of products sold was $13.0 million for the second quarter and $25.0 million for the first six months of 2007. Gross margin on total product revenue was 80.4% for the second quarter of 2007 compared to 82.5% for the second quarter of 2006 and 80.2% for the first six months of 2007, compared to 81.5% for the first six months of 2006. Research and development expenses were $19.0 million for the second quarter of 2007, compared to $11.7 million for the prior year period. Research and development expenses were $40.8 million for the first half of 2007, compared to $21.8 million for the prior year period. Selling, general and administrative expenses were $21.8 million for the second quarter of 2007 and $43.2 million for the first six months of 2007, compared to $23.4 million and $42.8 million, respectively, for the corresponding periods of 2006. The Company reported net income of $10.2 million, or $0.21 per share, fully diluted, for the second quarter of 2007 which represent year-over-year 48% and 50% increases, respectively, compared to second quarter 2006 net income of $6.9 million and second quarter 2006 EPS of $0.l4, fully diluted. For the first half of 2007 the Company reported net income of $13.1 million, or $0.27 per share, fully diluted, which represent 24% and 23% increases, respectively, compared to first half 2006 net income of $10.6 million and first half 2006 EPS of $0.22, fully diluted.

Cash, cash equivalents and investments were $46.4 million on June 30, 2007. As of July 31, 2007 cash, cash equivalents and investments were $95 million including the collection of approximately $60 million in accounts receivable.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “Solid year-over-year growth throughout our business contributed to generate record total product revenue and net income for the second quarter of 2007.

“As planned, we continued to invest substantial resources, approximately $19.0 million or 28% of revenue, in research and development efforts during the second quarter of 2007. The R&D spend for the quarter reflects numerous activities primarily related to both our inflammatory bowel disease and XIFAXAN efforts. For the second half of 2007 we continue to expect that R&D expenditures will moderate substantially and, as we previously stated, should be approximately 25% of revenue for the entire year of 2007. We continue to believe that total product revenue for 2007 will be approximately $260 million and that we will be able to generate $0.85 in earnings per share, fully diluted, assuming a 17% tax rate, for the year ending December 31, 2007. The projected 2007 EPS of $0.85 represents a 50% increase, on a tax-adjusted basis, compared to 2006 EPS of $0.65. We believe our ability over the long term to significantly strengthen our product portfolio by means of product acquisition and label expansion of existing products while continuing to grow revenue and EPS at these rates distinguishes Salix from many of its peers and bodes well for our future.”

Commenting on the Company and its performance, Carolyn Logan, President and Chief Executive Officer stated, “The 26% year-over-year increase in total product revenue demonstrates our ability to consistently build and grow the business. We are focused on executing our long-term strategy to increase revenue by expanding the indications for our current products and securing additional products, and then leveraging our industry-leading sales force to sell these products to our targeted universe of high-prescribing physicians. We are making impressive strides to advance the clinical development of our existing products. Most notably, on July 17 the FDA received our New Drug Application seeking approval to market an 1100 mg tablet formulation of balsalazide disodium. Our 750 mg capsule formulation of balsalazide disodium, which we market in the United States under the trade name COLAZAL, has experienced steady market acceptance and growth since we launched it in 2001. Balsalazide’s unique, azo-bonded prodrug formulation provides for excellent efficiency in delivery of the anti-inflammatory agent 5-ASA to the colon. We believe balsalazide tablets, if approved, should provide added convenience with twice-a-day dosing and fewer pills per day providing a therapy that will better serve the needs of gastroenterologists and their patients. At this time we expect top-line results of our completed Phase III trials of granulated mesalamine to be released during the fourth quarter of 2007, and we expect to submit the NDA for granulated mesalamine by the end of December 2007. We believe that the availability of these patent-protected products will serve to protect and strengthen the Company’s inflammatory bowel disease business. XIFAXAN development efforts during the quarter included the completion of patient enrollment in our Phase IIb trial of XIFAXAN in the treatment of irritable bowel syndrome, or IBS. At this time, we expect to release top-line results of this trial during the third quarter of 2007.

“Product revenues for the second quarter of 2007 reflect the contribution of two products that were not sold by the Company during the second quarter of 2006. MOVIPREP, our two-liter liquid PEG bowel cleansing prep, launched in October 2006, and PEPCID Oral Suspension, acquired in February 2007, made significant contributions to revenue for the second quarter of 2007. We are continuing to pursue additional products to strengthen and broaden our portfolio and further diversify our revenue base. Also, in keeping with our strategy to focus on the U.S. market, during the quarter we announced the receipt of a milestone payment from Zeria Pharmaceutical Co., our licensee, upon marketing approval of VISICLEAR® in Japan. VISICLEAR, or sodium phosphate monobasic monohydrate and sodium phosphate dibasic anhydrous, tablets are marketed in the United States under the trade name VISICOL®.

“During the second quarter of 2007 our 96-member specialty sales force continued to perform extremely well and to drive our business. In May XIFAXAN achieved a record high of prescriptions written in a single month. Our newest product line – bowel cleansing – continues to demonstrate strong growth. In April OSMOPREP, and in May MOVIPREP, achieved monthly record highs in terms of prescriptions. Our products now command an impressive 25%

share of the prescription bowel cleansing market. The Company is achieving its sales goals and our sales and marketing teams are committed to continuing to build on the keen interest in and momentum surrounding our products in order to grow our business.”

The Company will host a conference call to discuss the contents of this press release after the close of the U.S. financial markets at 5:00 p.m. ET on Thursday, August 2, 2007. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 946-0741 (U.S. and Canada) or (719) 457-2649 (international.) The access code for the call is 9104131. A replay of the call will be available beginning at 7:00 p.m. ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 9104131.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse reactions most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse reactions was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OSMOPREP Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OSMOPREP Tablets.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities such as diuretics or angiotensin converting enzyme (ACE)-inhibitors or in patients with known or suspected hyponatremia. MOVIPREP should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP administration. Vomiting occurred less frequently.

Salix also markets VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. SANVAR® IR (vapreotide acetate), balsalazide tablet, granulated mesalamine and XIFAXAN® for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

ANUSOL® is a trademark of Johnson & Johnson

AZASAN® is a trademark of AaiPharma Inc. and AaiPharma LLC

MOVIPREP® is a trademark of Norgine B.V.

PEPCID® and DIURIL® are trademarks of Merck & Co., Inc.

SANVAR® is a trademark of Debiopharm S. A.

XIFAXAN® is a trademark of Alfa Wassermann Hungary LLC

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include potential generic and other competition, risks of regulatory review and clinical trials, management of rapid growth, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$66,678	$52,853	$126,463	$94,706
Revenues from collaborative agreements	2,500	—	2,500	—

Total revenues	69,178	52,853	128,963	94,706

Costs and Expenses:
Cost of products sold	13,041	9,237	25,046	17,522
Fees and costs related to license agreements	1,250	200	1,450	200
Amortization of product rights and intangible assets	2,271	1,135	4,084	2,270
Research and development	18,988	11,688	40,813	21,816
Selling, general and administrative	21,795	23,415	43,211	42,834

Total costs and expenses	57,345	45,675	114,604	84,642

Income from operations	11,833	7,178	14,359	10,064
Interest and other income, net	302	21	1,202	991
Income tax expense	1,898	264	2,480	457

Net income	$10,237	$6,935	$13,081	$10,598

Net income per share, basic	$0.22	$0.15	$0.28	$0.23

Net income per share, diluted	$0.21	$0.14	$0.27	$0.22

Weighted average shares outstanding, basic	47,181	46,549	47,137	46,454

Weighted average shares outstanding, diluted	48,766	48,146	48,724	48,303

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)	(audited)
Assets
Cash, cash equivalents and investments	$46,418	$76,465
Accounts receivable, net	71,635	61,730
Inventory, net	20,252	25,123
Other assets	212,261	159,805

Total Assets	$350,566	$323,123

Liabilities and Stockholders' Equity
Accounts payable and other liabilities	$57,537	$45,572

Total liabilities	57,537	45,572

Common stock	47	47
Additional paid-in-capital	392,864	390,467
Accumulated deficit	(99,882)	(112,963)

Total stockholders' equity	293,029	277,551

Total Liabilities and Stockholders' Equity	$350,566	$323,123